EXHIBIT 21.1

Listed below are the subsidiaries of the Registrant, along with the total number of active subsidiaries directly or indirectly owned by each as of December 31, 2006. Ownership is 100% unless indicated otherwise.

U.S.	Non-U.S.

Kaznickel, LLP, Kazakhstan

Kazakh Metals, Inc., B.V.I.	1
Kyzyl Kain Mamyt, LLP, Kazakhstan